Exhibit 99.1
Autoliv Appoints New Chairman and New CEO

(Stockholm, March 29, 2007) - The Board of Directors for Autoliv (NYSE: ALV and SSE: ALIV), the worldwide leader in automotive safety systems, has appointed Mr. Lars Westerberg as Chairman of the Board and Mr. Jan Carlson as new President and Chief Executive Officer (CEO). The current Chairman, Mr. S. Jay Stewart, has accepted to remain on the Autoliv Board and to remain Lead Director at the recurrent meetings of the independent directors of the Board. The changes will become effective on April 1, 2007.

Mr. Jan Carlson, age 46, is President of Autoliv Europe, which generates more than 50% of the Company's revenues. He joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President for Engineering of Autoliv Inc. and a member of the Company's management committee. During his six years, Autoliv Electronics tripled its sales and improved substantially its profitability, partly through a major acquisition. Prior to joining Autoliv, Jan Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Jan Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

Mr. Lars Westerberg, age 58, has been President and CEO of Autoliv Inc. since February 1999. He serves as Chairman of the Board of Husqvarna (the world's largest producer of chainsaws and garden equipment) and as a director of the boards of SSAB (a leading Swedish producer of high-strength steel sheets and plates), Haldex (a Swedish automotive braking and transmission supplier) and Plastal (a Swedish supplier of automotive plastics components). Mr. Westerberg holds a Master of Science degree from the Royal Institute of Technology (KTH) in Stockholm and is a graduate in Business Administration from the University of Stockholm.

Mr. S. Jay Stewart, age 68, has been Chairman of the Autoliv Inc. Board since 2001 and a director on the Board since the inception of the Company in 1997 when Autoliv AB merged with the Automotive Safety Products (ASP) division of Morton International Inc. Between 1989 and 1999, Mr. Stewart served as director of Morton International and from 1994 until 1999 he was its Chairman and CEO. He now serves as a director of HSBC North America Holdings Inc. and KapStone Paper and Packaging Corporation. Mr. Stewart holds a Bachelor of Science degree from the University of Cincinnati and an MBA from the West Virginia University.

The chairman position of the Autoliv Board has been and will remain a non-executive position.

Inquiries:
S. Jay Stewart, Chairman of Autoliv Inc., Phone +1 (239) 263 8183
Lars Westerberg, President and CEO of Autoliv Inc., Phone +46 (0)8 587 20 620
Jan Carlson, President Autoliv Europe, Phone +46 (0)8 587 20 656

Photos are available for downloading from Autoliv's corporate website www.autoliv.com